Exhibit 99.1

PERRIGO COMPANY

COMPENSATION COMMITTEE CHARTER

Purpose

The purpose of the Compensation Committee is to carry out the Board of Directors’ overall responsibility relating to compensation of the directors and officers of Perrigo Company (the “Company”).

Composition of the Committee

The Committee shall consist of a minimum of three directors all of whom shall meet the independence requirements of the New York Stock Exchange, and are qualified to discharge the Committee’s responsibilities, as determined by the Board. Members of the Committee shall be appointed by the Board of Directors and may be removed by the Board of Directors with or without cause. It is intended that each member of the Committee will satisfy the Non-Employee Director definition contained in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and that at least two members will also satisfy the requirements of an outside director for purposes of Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”).

Authority and Responsibilities

1.	The Committee shall ensure that the Company’s compensation and general human resource programs and practices are competitive and are effectively designed to attract, retain and motivate highly qualified personnel.

2.	The Committee shall review and recommend to the Board for approval, on an annual basis, the corporate goals and objectives with respect to the performance of and compensation for the Chief Executive Officer (“CEO”). At least annually, the Committee shall evaluate the CEO’s performance in light of these established goals and objectives and shall recommend to the independent members of the Board the CEO’s annual compensation, including salary, bonus, incentive and equity compensation. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

3.	The Committee shall review and, with the exception of the CEO, approve, at least annually, the evaluation process, compensation structure and the compensation of the Company’s Section 16 personnel, including salary, bonus, incentive and equity compensation.

4.	At least once a year the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say-on-Pay Vote”) required by Section 14A of the Exchange Act.

5.	The Committee shall review the Company’s incentive and other long-term compensation plans and recommend changes in such plans to the Board as needed. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans; provided that the Committee shall delegate the authority and responsibility for administration of the Perrigo Company Annual Incentive Plan to a subcommittee of the Committee composed of at least two members of the Committee who satisfy the requirements of an outside director for purposes of Section 162(m) (the “Section 162(m) Subcommittee”).

6.	The Committee shall review and, with the exception of the CEO, approve awards to employees pursuant to any of the Company’s long-term compensation plans and to exercise such other power and authority as may be permitted or required under such plans; provided that any such awards that are intended to comply with Section 162(m) shall also be reviewed and approved by the Section 162(m) Subcommittee.

7.	The Committee, and to the extent required for compliance with Section 162(m) the Section 162(m) Subcommittee, shall review and approve on an annual basis any management incentive bonus.

8.	The Committee shall review and recommend to the Board for approval on an annual basis, the Company’s contribution to the Profit Sharing and Investment Plan.

9.	The Committee shall, at least once a year and in conjunction with the CEO, review and propose to the Board compensation levels for the non-employee directors, including annual retainers, meeting attendance fees and awards under the Company’s equity-based plans.

10.	The Committee will meet to review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by the Securities and Exchange Commission’s (“SEC”) rules and regulations. The Committee will recommend to the Board whether the CD&A should be included in the Company’s proxy statement and/or other applicable SEC filings. The Committee will prepare a Compensation Committee Report for inclusion in the Company’s applicable SEC filings. The report will state whether the Committee reviewed and discussed with management the CD&A and, based on such review and discussion, whether the Committee recommended to the Board that the CD&A be included in the Company’s proxy statement or other applicable SEC filings.

11.

The Committee shall have the authority to retain, oversee and terminate such compensation consultants, legal counsel or other advisors as it deems necessary or appropriate in its sole discretion. The Committee shall have the sole authority to approve related fees and retention terms. The Company shall provide appropriate funding, as determined by the Committee, for payment of reasonable compensation to compensation consultants, legal counsel and other advisors. Before selecting or receiving advice from an advisor (other than (i) the Company’s in-house legal counsel or (ii) any advisor whose role is limited to consulting on a broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is available generally to all salaried employees, or other than advice that is not customized for the

Company or that is customized based on parameters that are not developed by the advisor and about which the advisor does not provide advice), the Committee shall take into consideration all relevant independence factors, including: (a) the provision of other services to the Company by the person that employs the advisor; (b) the amount of fees received from the Company by the person that employs the advisor, as a percentage of that person’s total revenue; (c) the conflict of interest policies and procedures of the person that employs the advisor; (d) any relationship of the advisor with a member of the Committee; (e) any stock of the Company owned by the advisor and (f) any business or personal relationship of the advisor with an executive officer of the Company.

12.	The Committee shall annually review the stock ownership levels and retention requirements for directors, non-executive directors and management as set forth in the Corporate Governance Guidelines and propose to the Board any recommended changes to those stock ownership requirements.

13.	The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such a manner as it deems appropriate.

14.	The Committee shall report its activities to the full Board of Directors on a regular basis and make such recommendations with respect to the matters addressed in this Charter and other matters as the Committee may deem necessary or appropriate.

15.	The Committee shall review and assess the adequacy of this Charter at least annually and recommend any changes to the Board.

16.	The Committee shall perform such other functions as assigned by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

17.	The Committee shall have the authority, as it deems necessary and appropriate, to delegate any of its duties to sub-committees comprised solely of members of the Committee.

This Charter was adopted August 7, 2003; amended through November 6, 2013.